As filed with the Securities and Exchange Commission on May 1, 2024
Registration No. 333-195760
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)
_______________________________

Maryland	39-3935116
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
_______________________________
One North Wacker Drive, Suite 4200
Chicago, Illinois 60606
(Address of Principal Executive Offices, Zip Code)

FIRST INDUSTRIAL REALTY TRUST, INC. 2014 STOCK INCENTIVE PLAN
(Full title of the plan)
_______________________________
Peter E. Baccile
President and Chief Executive Officer
First Industrial Realty Trust, Inc.
One North Wacker Drive, Suite 4200
Chicago, Illinois 60606
(312) 344-4300
(Name and address and telephone number,
including area code, of agent for service)
_______________________________
Copy to:
Matthew A. Jackson
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
(312) 984-3100
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On May 7, 2014, First Industrial Realty Trust, Inc. (the “Registrant”) filed the Registration Statement on Form S-8 (Registration Statement No. 333-195760) (the “Prior S-8”) registering 4,934,281 shares of the common stock of the Registrant, par value $0.01 per share (“Common Stock”) reserved for issuance under the Registrant’s 2014 Stock Incentive Plan, amended and restated as of December 1, 2018 (“Prior Plan”). The Registrant is filing this Post-Effective Amendment No. 1 to the Prior S-8 (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Registrant pursuant to the Prior S-8 that remained available for awards under the Prior Plan as of April 30, 2024. Such shares of Common Stock are hereby deregistered under the Prior S-8.
The Registrant has since adopted a subsequent equity incentive plan, the First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan (the “2024 Plan”), which replaced the Prior Plan, effective as of April 30, 2024, the date the Company’s shareholders approved the 2024 Plan. No future awards will be made under the Prior Plan. Except to the extent specified above, the Prior S-8 is not amended or otherwise affected by this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 1, 2024.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Peter E. Baccile
Peter E. Baccile President, Chief Executive Officer and Director (Principal Executive Officer)

POWERS OF ATTORNEY
Know all persons by these presents, that each person whose signature appears below constitutes and appoints Peter E. Baccile and Scott A. Musil, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew S. Dominski	Chairman of the Board of Directors	May 1, 2024
Matthew S. Dominski

/s/ Peter E. Baccile	President, Chief Executive Officer and Director	May 1, 2024
Peter E. Baccile	(Principal Executive Officer)

/s/ Scott A. Musil	Chief Financial Officer	May 1, 2024
Scott A. Musil	(Principal Financial Officer)

/s/ Sara E. Niemiec	Chief Accounting Officer	May 1, 2024
Sara E. Niemiec	(Principal Accounting Officer)

/s/ John Rau	Lead Independent Director	May 1, 2024
John Rau

/s/ Teresa B. Bazemore	Director	May 1, 2024
Teresa B. Bazemore

/s/ H. Patrick Hackett, Jr.	Director	May 1, 2024
H. Patrick Hackett, Jr.

/s/ Denise A. Olsen	Director	May 1, 2024
Denise A. Olsen

/s/ Marcus L. Smith	Director	May 1, 2024
Marcus L. Smith